Exhibit 5.1

16 September 2015

[On the letterhead of Allen & Gledhill LLP]

Pavonia Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

Pavonia Limited

—	Registration Statement on Form S-4 of Pavonia Limited and Safari Cayman L.P.

1.	Introduction

1.1	We refer to the Registration Statement on Form S-4 (File No. 333-205938) (as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed by Pavonia Limited (the “Company”), a company incorporated under the laws of the Republic of Singapore, with the United States Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933 (the “Securities Act”) as amended, of ordinary shares in the capital of the Company (such shares, the “Holdco Ordinary Shares”) to be allotted and issued by the Company in connection with the merger of Avago Technologies Limited (“Avago”), a company incorporated under the laws of the Republic of Singapore listed on the NASDAQ Global Select Market (“NASDAQ”), with Broadcom Corporation (“Broadcom”), a California corporation listed on NASDAQ, pursuant to an Agreement and Plan of Merger entered into by and among Avago, Broadcom, the Company, Avago Technologies Cayman Finance Limited (“Finance Holdco”), Avago Technologies Cayman Holdings Ltd. and Safari Cayman L.P. (“Holdco LP”) and the other parties thereto, dated as of 28 May 2015, as amended (the “Merger Agreement”). Under the Merger Agreement:

1.1.1	Avago shall implement a scheme of arrangement for the purpose of the acquisition by the Company of Avago, pursuant to which all of the issued ordinary shares in the capital of Avago (the “Avago Ordinary Shares”) held by the shareholders of Avago (the “Avago Shareholders”) will be acquired by Finance Holdco, as the entity designated by Holdco to receive such Avago Ordinary Shares. In consideration thereof, the Avago Shareholders will receive from the Company one newly issued Holdco Ordinary Share for each Avago Ordinary Share acquired by the Company (the “Avago Scheme Consideration Shares”); and

1.1.2	Broadcom will enter into a series of mergers under the laws of the United States of America with certain indirect subsidiaries of Holdco, following which Broadcom will be the surviving corporation as an indirect subsidiary of Holdco and Holdco LP. As consideration for such mergers, the shareholders of Broadcom will be entitled to receive, inter alia, newly issued Holdco Ordinary Shares (the “Broadcom Consideration Shares”) or limited partnership units in Holdco LP, which will be exchangeable for Holdco Ordinary Shares in accordance with the terms thereof (the “Broadcom Exchanged Shares”).

1.2	This opinion is limited to Singapore law as applied by the Singapore courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Singapore law. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore or (except as otherwise expressly provided herein) any factual matters. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

2.	Scope of Enquiry

2.1	For the purpose of rendering this opinion, we have examined:

2.1.1	a copy of the Merger Agreement;

2.1.2	a copy of the Certificate Confirming Incorporation of Company dated 4 March 2015 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) confirming that the Company is incorporated under the Companies Act, Chapter 50 of Singapore (the “Companies Act”) on 3 March 2015;

2.1.3	a copy of the Certificate Under Section 61(7) of the Companies Act dated 4 March 2015 issued by ACRA confirming that the necessary declaration required under the Companies Act has been lodged by the Company on 3 March 2015 and the Company is entitled to commence business; and

2.1.4	a copy of the Memorandum and Articles of Association of the Company in force as at the date of this opinion.

2.2	This opinion is limited to the documents referred to above and we have not examined any contract, instrument or other document entered into by or affecting the Company or any of the corporate records of the Company, and we have not made any other enquiries concerning the Company.

3.	Assumptions

For the purpose of this opinion, we have assumed that:

3.1	copies of all documents referred to in paragraph 2.1 conform in all respects to the originals;

3.2	copies of all documents referred to in paragraph 2.1 above submitted to us for examination are true, complete and up-to-date copies;

3.3	each signature is the genuine signature of the individual concerned and all stamps and seals are genuine and affixed as prescribed in the Memorandum and Articles of Association of the Company;

3.4	all facts stated in all documents referred to in paragraph 2.1 are correct;

3.5	the shareholder(s) of the Company will at each relevant time before the allotment and issue of the Avago Scheme Consideration Shares, the Broadcom Consideration Shares and the Broadcom Exchanged Shares (as the case may be) pass shareholder(s)’ resolutions authorising the directors of the Company to allot and issue the Avago Scheme Consideration Shares, the Broadcom Consideration Shares and the Broadcom Exchanged Shares (as the case may be), notwithstanding any provisions of the Articles of Association of the Company (the “Shareholder Resolutions”);

3.6	the board of directors of the Company will at each relevant time before the allotment and issue of the Avago Scheme Consideration Shares, the Broadcom Consideration Shares and the Broadcom Exchanged Shares (as the case may be) pass board resolutions to approve the allotment and issue by the Company of the Avago Scheme Consideration Shares, the Broadcom Consideration Shares and the Broadcom Exchanged Shares (as the case may be), or such part thereof (the “Board Resolutions”);

3.7	the Shareholder Resolutions and the Board Resolutions will be validly passed in accordance with the Articles of Association of the Company (as amended from time to time) and the Companies Act, and will remain in full force and effect without modification. No other resolution or other action will be taken after the passing of the Shareholder Resolutions and the Board Resolutions which may affect the validity or regularity of the Shareholder Resolutions or Board Resolutions;

3.8	the limited partnership units in Holdco LP will be exchanged for the Broadcom Exchanged Shares in accordance with the terms of such limited partnership units in Holdco LP;

3.9	the appropriate accounting entries will be made in the Company’s books to reflect that the Avago Scheme Consideration Shares, the Broadcom Consideration Shares and the Broadcom Exchanged Shares to be allotted and issued will be allotted and issued for a consideration otherwise than in cash and will be credited as fully paid;

3.10	the Avago Scheme Consideration Shares and the Broadcom Consideration Shares to be allotted and issued will be allotted and issued, and delivered, in accordance with the terms of the Merger Agreement; and

3.11	the share certificates in respect of the Avago Scheme Consideration Shares, the Broadcom Consideration Shares and the Broadcom Exchanged Shares will be issued by the share registrar and transfer agent of the Company in accordance with the Articles of Association of the Company (as amended from time to time) and the Companies Act.

4.	Opinion

4.1	Based on the documents referred to in paragraph 2.1 and the assumptions in paragraph 3, and subject to the qualifications set out below and any matters not disclosed to us, we are of the opinion that:

4.1.1	the Avago Scheme Consideration Shares and the Broadcom Consideration Shares to be allotted and issued pursuant to the Merger Agreement will be duly authorised, and will be validly allotted and issued and credited as fully paid in accordance with the laws of Singapore and non-assessable; and

4.1.2	the Broadcom Exchanged Shares to be allotted and issued pursuant to the exchange of limited partnership units in Holdco LP in accordance with the terms thereof will be duly authorised, and will be validly allotted and issued and credited as fully paid in accordance with the laws of Singapore and non-assessable.

4.2	For the purposes of this opinion we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Avago Scheme Consideration Shares, the Broadcom Consideration Shares and the Broadcom Exchanged Shares to be allotted and issued means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

5.	Qualifications

This opinion is subject to the following qualifications:

5.1	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2.1 of this opinion. We undertake no responsibility to notify the addressee of this opinion of any changes after the date of this opinion that may alter, affect or modify the opinion expressed herein; and

5.2	this opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter, including but without limitation, the Merger Agreement or any other document signed in connection therewith. In particular, we express no opinion on whether the allotment and issuance of securities pursuant to the terms of the Merger Agreement complies with the laws and regulations relating to the offering of securities in Singapore or any other jurisdiction.

6.	Disclosure and Reliance

6.1	Subject to the foregoing, we consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

6.2	In addition, save for the filing of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with anyone without our prior written consent.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP

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